Exhibit 5.1

November 1, 2011

AuRico Gold Inc.

56 Temperance Street

Suite 501

Toronto, Ontario

M5H 3V5

Dear Sirs and Mesdames:

Re:	AuRico Gold Inc. (the “Company”) – Form S-8 Registration Statement

We have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, in connection with the registration with the Commission of up to 3,183,000 of the Company’s common shares (the “Shares”) which Shares are registered in connection with the issuance to employees of Northgate Minerals Corporation pursuant to the exercise of stock options or other securities-based incentives granted under the stock plans listed in Annex A hereto (“Stock Plans”) and converted into awards with respect to Shares pursuant to the terms of that certain Arrangement Agreement dated as of August 28, 2011 and amended on September 9, 2011 (the “Merger Agreement”) by and among the Company and Northgate Minerals Corporation.

This opinion is being delivered in connection with the Registration Statement to which this opinion appears as an exhibit.

The opinion set out below is limited to the laws currently in force in the Province of Ontario and the federal laws of Canada applicable therein.

Examinations

We have examined and are relying on the following documents and records for the purposes of the opinions hereinafter expressed:

(a)	a copy of the Registration Statement;

(b)	a copy of the Merger Agreement;

(c)	a certificate dated the date hereof of an officer of the Company (the “Officer’s Certificate”), including a certified copy of the resolutions passed by the board of directors of the Company on August 26, 2011 approving the Merger Agreement and related transactions.

We have relied upon the certificates and other documents referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

Reliance and Assumptions

For the purposes of the opinions expressed below, we have assumed:

(a)	the genuineness of all signatures on each document that we have examined;

(b)	the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic and complete originals of all documents submitted to us as copies, whether photostatic, telecopied or otherwise; and

(c)	the legal power, capacity and authority of all natural persons signing in their individual capacities.

Opinion

Based and relying upon the foregoing, and subject to the assumptions and limitations stated herein, we are of the opinion that when the Shares are issued or delivered in accordance with the terms of the applicable Stock Plan, such Shares will be validly issued, fully paid and non-assessable common shares of the Company.

Limitation

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Yours very truly,

FASKEN MARTINEAU DUMOULIN LLP

“Fasken Martineau DuMoulin LLP”

Annex A

Northgate Minerals Corporation Plans

2007 Share Option Plan, approved and adopted on May 4, 2007, as amended on October 24, 2011